Exhibit 99.1

          Charles River Laboratories Announces Third-Quarter
    2003 Results, Confirms Outlook for 2003, and Provides Outlook
                     for Continued Growth in 2004

    WILMINGTON, Mass.--(BUSINESS WIRE)--Oct. 29, 2003--Charles River Laboratories International, Inc. (NYSE:CRL) today reported third-quarter 2003 net sales of $151.2 million, a 7.0% increase over the $141.4 million reported in the third quarter of 2002. Net income for the third quarter of 2003 increased 5.7% to $19.6 million, or $0.40 per diluted share, from $18.5 million, or $0.38 per diluted share, in the third quarter of 2002. Cash provided by operating activities in the third quarter was $35.2 million, driving the Company's cash, cash equivalents and marketable securities to a record $179.7 million at the end of the third quarter.
    Operating income for the third quarter of 2003 rose 5.3% to $34.3 million from $32.5 million in the third quarter of last year. The Company's operating margin was 22.7% in the third quarter of 2003 compared to 23.0% in the third quarter of last year, a modest decrease that reflected the Company's efforts to manage costs in line with revenue growth.
    James C. Foster, Chairman, President and Chief Executive Officer said, "The unsettled drug discovery and development market affected our results in the third quarter, but we nevertheless delivered sales and earnings growth and a significant increase in cash. This demonstrates the value of our diversified product and services offerings, and clearly shows that we can deliver good growth and strong profitability and cash flow despite challenging market conditions."

    Business Segment Detail

    Third-quarter 2003 net sales of $151.2 million increased 7.0% over the third quarter of 2002. Favorable foreign currency translation contributed approximately 2.5% of the net sales gain.
    Third-quarter 2003 net sales for the Research Models segment of the business were $60.0 million compared to $56.8 million last year, an increase of 5.7%. The Research Models business was affected by lower growth rates in sales to certain customer segments as the third quarter progressed, due to pharmaceutical mergers, tighter pharmaceutical and biotech spending and more pronounced seasonality. Due to slower sales growth, the gross margin was 42.9% compared to 44.7% in the third quarter of last year. Operating income increased to $18.7 million in the third quarter compared to $18.6 million last year, and the operating margin was 31.2% compared to last year's 32.8%.
    Net sales for the Biomedical Products and Services segment rose 7.8% in the third quarter, to $91.2 million from $84.6 million in the same period last year. The Company's discovery services business, which includes transgenic, laboratory testing, and contract staffing services, and its in vitro business reported significant sales growth in the quarter. The vaccine support business also reported strong sales growth, due principally to consolidation of a Mexican joint venture. Sales for the development services business, which includes the entire range of pre-clinical drug testing services, were lower than in the third quarter of last year, but as evidence of steady improvement, were higher than in the second quarter of 2003. Sales from the acquisition of Springborn Laboratories, acquired in the fourth quarter of 2002, partially offset the development services third-quarter sales decrease.
    Higher net sales in the third quarter resulted in an improvement in gross margins for the Biomedical Products and Services segment, to 33.7% from 33.2% in the same period in 2002. Operating income for this segment was $18.8 million compared to $17.1 million in the third quarter of last year. The third-quarter operating margin increased to 20.6% from 20.2% last year, and from 18.5% reported in the second quarter of 2003. The increase in the operating margin was due to improved operating efficiency in the discovery services, in vitro and vaccine support businesses as a result of higher net sales, the continuing focus on limiting operating expense growth, and the cost savings program initiated in the development services operation in the second quarter of 2003.

    Year-to-Date Results

    Net sales for the first nine months of 2003 were $457.7 million, an 11.2% increase over the $411.7 million reported in the same period last year. Operating income rose 12.9% to $103.1 million from $91.3 million last year, and the operating margin increased to 22.5% from 22.2%, primarily as a result of improved operating performance from the Research Models segment.
    Diluted earnings per share for the nine-month period were $1.22, compared to $0.70 in the same period last year. This year's nine-month results included a net charge of $1.6 million, or approximately $0.02 per diluted share, as a result of an asset impairment charge of $3.7 million related to the closure of a biopharmaceutical production facility, a French litigation settlement in the Company's favor of $2.9 million and a charge of $0.9 million for expenses associated with cost savings initiatives. The results for the first nine months of 2002 included charges of $29.9 million, or $0.36 per diluted share, for the early retirement of high-yield debt.

    2003 Confirmation/2004 Outlook

    The following forward-looking guidance may be affected by uncertain economic and political environments. Guidance is based on current exchange rates, as the Company is unable to predict the effects of any currency fluctuations on its future results, and is exclusive of any acquisitions which may occur.
    The Company confirms its guidance provided in September of this year that for 2003, net sales growth is expected to be between 9% and 11%. Net sales growth for the Research Models segment is expected to be between 10% and 12%, and for the Biomedical Products and Services segment is expected to be between 8% and 10%.
    The Company also confirms that diluted earnings per share for 2003 are expected to be in a range of $1.58 to $1.63.
    For 2004, exclusive of any acquisitions, the Company anticipates earnings per diluted share of at least $1.76, based on net sales growth between 5% and 9%.
    Mr. Foster added, "We are very pleased that the business is well positioned for growth in sales, earnings and cash flow for 2004. Although overall demand continues to be affected by pharmaceutical and biotechnology companies' spending patterns, our broad spectrum of products and services enables us to capitalize on opportunities where they are strongest. From a long-term perspective, we believe our business is well positioned as a leading provider to the pharmaceutical and biotechnology industries. Our goal is to maintain that position by delivering an increasing array of high-quality products and services to existing and emerging markets."

    Webcast

    Charles River Laboratories has scheduled a live webcast on Thursday, October 30, at 8:30 a.m. EST to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. The webcast will be available until 5:00 p.m. EST on November 6, 2003.

    Charles River Laboratories, based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical companies, biotechnology companies, and many leading hospitals and academic institutions. The Company operates 82 facilities in 16 countries worldwide.

    Caution Concerning Forward-Looking Statements. This document includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this document. Those risks and uncertainties include, but are not limited to: a decrease in pre-clinical research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company's Annual Report on Form 10-K as filed on March 20, 2003, with the Securities and Exchange Commission.


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
           (dollars in thousands, except for per share data)

                       Three Months Ended          Nine Months Ended
                       ------------------          -----------------
                      Sept. 27,   Sept. 28,     Sept. 27,   Sept. 28,
                          2003        2002          2003        2002

Total net sales       $151,194    $141,364      $457,683    $411,685
Cost of products
 sold and services
 provided               94,702      87,889       283,624     255,851
                      --------    --------      --------    --------
Gross margin            56,492      53,475       174,059     155,834
Selling, general
 and administrative     21,003      20,023        66,491      62,329
Other operating
 expense (income)            -           -           747           -
Amortization of
 intangibles             1,233         933         3,711       2,194
                      --------    --------      --------    --------
Operating income        34,256      32,519       103,110      91,311
Interest income
 (expense)              (1,722)     (1,862)       (5,021)     (7,515)
Loss on debt
 retirement                  -        (613)            -     (29,882)
Other income
 (expense)                  27         (48)          443       1,029
                      --------    --------      --------    --------
Income before taxes, minority interests
and earnings from
 equity investments     32,561      29,996        98,532      54,943
Provision for
 income taxes           12,536      10,805        37,935      20,534
                      --------    --------      --------    --------
Income before minority interests
and earnings from
 equity investments     20,025      19,191        60,597      34,409
Minority interests        (434)       (717)       (1,091)     (2,098)
Earnings from
 equity investments          -          57             -         316
                      --------    --------      --------    --------
Net income             $19,591     $18,531       $59,506     $32,627
                      ========    ========      ========    ========
Earnings per common
 share
Basic                    $0.43       $0.41         $1.31       $0.73
Diluted                  $0.40       $0.38         $1.22       $0.70
Weighted average number of common shares outstanding
Basic               45,600,735  44,836,974    45,366,187  44,549,632
Diluted             51,490,250  51,362,263    51,288,568  50,672,782



            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)
                        (dollars in thousands)

                                       September 27,     December 28,
                                               2003             2002
Assets
Current assets
  Cash and cash equivalents                $164,316         $127,509
  Marketable securities                      11,192                -
  Trade receivables, net                    105,653           94,245
  Inventories                                48,541           43,892
  Other current assets                       16,389           12,446
                                            -------          -------
    Total current assets                    346,091          278,092
Property, plant and equipment, net          193,003          187,875
Goodwill, net                               103,600           96,532
Other intangibles, net                       31,020           34,204
Deferred tax asset                           66,287           80,884
Other assets                                 25,151           23,757
                                            -------          -------
    Total assets                           $765,152         $701,344
                                            =======          =======
Liabilities and Shareholders' Equity
Current liabilities
  Accounts payable                          $12,450          $13,084
  Accrued compensation                       28,996           31,825
  Deferred income                            25,248           27,029
  Other current liabilities                  43,871           41,431
                                            -------          -------
    Total current liabilities               110,565          113,369
  Long-term debt                            189,690          192,420
  Other long-term liabilities                23,418           19,612
                                            -------          -------
    Total liabilities                       323,673          325,401
                                            -------          -------
  Minority interests                          9,539           18,567
  Total shareholders' equity                431,940          357,376
                                            -------          -------
  Total liabilities and shareholders'
   equity                                  $765,152         $701,344
                                            =======          =======


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
           SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                        (dollars in thousands)

                            Three Months Ended     Nine Months Ended
                            ------------------     -----------------
                            Sept. 27, Sept. 28,   Sept. 27, Sept. 28,
                                2003      2002        2003      2002
Research Models
   Net sales                 $59,986   $56,771    $189,198  $170,214
   Gross margin               25,745    25,375      87,278    77,534
   Gross margin as a % of
    net sales                   42.9%     44.7%       46.1%     45.6%
   Operating income           18,703    18,596      65,746    57,121
   Operating income as a %
    of net sales                31.2%     32.8%       34.7%     33.6%
   Depreciation and
    amortization               2,751     2,472       7,945     7,013
   Capital expenditures        2,938     2,954      10,122     9,493
Biomedical Products and Services
   Net sales                 $91,208   $84,593    $268,485  $241,471
   Gross margin               30,747    28,100      86,781    78,300
   Gross margin as a % of
    net sales                   33.7%     33.2%       32.3%     32.4%
   Operating income           18,830    17,093      49,074    47,531
   Operating income as a %
    of net sales                20.6%     20.2%       18.3%     19.7%
   Depreciation and
    amortization               4,475     3,859      13,337    10,368
   Capital expenditures        2,377     4,354       9,647    12,121
Unallocated Corporate
 Overhead                    $(3,277)  $(3,170)   $(11,710) $(13,341)
Total
   Net sales                $151,194  $141,364    $457,683  $411,685
   Gross margin               56,492    53,475     174,059   155,834
   Gross margin as a % of
    net sales                   37.4%     37.8%       38.0%     37.9%
   Operating income           34,256    32,519     103,110    91,311
   Operating income as a %
    of net sales                22.7%     23.0%       22.5%     22.2%
   Depreciation and
    amortization               7,226     6,331      21,282    17,381
   Capital expenditures        5,315     7,308      19,769    21,614



    CONTACT: Charles River Laboratories
             Investors:
             Susan E. Hardy, 978-658-6000 Ext. 1616